Exhibit 10.30
ENGAGEMENT AGREEMENT

AGREEMENT effective as of the 1st day of October, 2008 between Capital Gold Corporation, a Delaware Corporation having an office at 76 Beaver Street, 14th Floor, New York, NY 10005 (hereinafter referred to as the “Company”), and John Brownlie, an individual residing at 6040 Puma Ridge, Littleton, Colorado 80124 (hereinafter referred to as “Brownlie”).

This agreement (the “Agreement”) supersedes and replaces the executive employment agreement by and between the Company and Brownlie originally dated May 1, 2006 as subsequently amended August 29, 2007, November 13, 2007 and July 17, 2008.

IN CONSIDERATION OF the premises and mutual covenants and conditions herein contained, the Company and Brownlie hereby agree as follows:

1. Engagement. The Company agrees to engage Brownlie, and Brownlie agrees to serve the Company as the Chief Operating Officer for the Company upon the terms and conditions hereafter set forth. The duties of Brownlie shall be consistent with his position as Chief Operating Officer, and shall be those duties customarily performed by an executive of his experience. In this regard, unless and until Brownlie is notified otherwise by the Company, Brownlie’s duties shall include, among other things, serving as the President of Minera Santa Rita, S.A. de C.V., a subsidiary of the Company incorporated in Mexico. Brownlie shall report to the President of the Company. During the term of engagement, Brownlie shall not directly or indirectly pursue any other business activity without the prior written consent of the President, with the exception of activity that does not materially interfere with his duties hereunder and passive personal investments not in breach of any other term or provision hereof. Brownlie agrees to travel to whatever extent is reasonably necessary in the conduct of the Company’s business, at the Company’s expense and pursuant to the Company’s standard policies and procedures.

2. Term. This Agreement becomes effective as of October 1, 2008 and shall expire on August 31, 2009 (the Engagement Period”). Subject to the provisions of Section 7 herein, the Engagement Period shall automatically renew for successive one-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Engagement Period.

3. Compensation And Other Benefits.

(a) Base Fee. For his services to the Company during the Engagement Period, the Company shall pay Brownlie a fee at the annual rate of not less than Two Hundred Seventy-Five Thousand ($258,750) Dollars (the “Annual Fee”) payable in equal monthly installments.

(b) Bonus. Brownlie shall be eligible for any annual incentive bonus opportunity offered by the Company to executive officers of the Company as Brownlie’s level. In the event of any conflict between this Agreement and any incentive bonus plan adopted by the Company for its officers and employees, this Agreement shall control. The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the Company and shall be within the sole discretion of the Company. All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions, if applicable, and will be paid no earlier than fifteen (15) days and no later than ninety (90) days after the Company’s fiscal year end for which the bonus is earned. If Brownlie’s engagement terminates, voluntarily or by the Company for Cause, prior to the last day of the fiscal year for which the bonus applies, Brownlie acknowledges that he is not entitled to any bonus not yet paid at the time of the termination because any such unpaid bonus will not be earned, vested, due, or owing. Brownlie hereby expressly forfeits and waives any such unpaid bonus.

(c) As an independent contractor, Brownlie will not participate in the Company’s Group Medical program or 401K pension program.

(d) Company Vehicle. Brownlie shall be entitled to use one of the Company’s vehicles located on site at the Company’s property in Sonora, Mexico only as necessary to meet Brownlie’s duties and obligations hereunder. Brownlie may not utilize any vehicle owned by the Company for personal use unrelated to Brownlie’s duties and obligations hereunder.

4. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Brownlie. Brownlie is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 3 shall be the sole consideration due Brownlie for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Brownlie hereunder.

5. Services. Brownlie agrees to serve the Company faithfully and to the best of his ability, and to devote substantially all of his business time, labor, skill, attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. All services required to be rendered by Brownlie may be rendered for the benefit of any of the Company’s affiliates or subsidiaries, but no liability shall attach to such affiliate or subsidiary for the payment of any compensation hereunder.

6. Expenses. During the period of his engagement, Brownlie will be reimbursed for his reasonable and necessary documented expenses incurred by him pursuant to his engagement hereunder, as they are incurred.

7.  Termination.

(a) Termination for Cause. The Company may discharge Brownlie for: (i) failure or refusal to perform the services required hereunder; (ii) a material breach by Brownlie of any of the terms of this Agreement; or (iii) Brownlie’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to the Company or its reputation. Whether Cause exists under this Agreement shall be determined by the Company in its reasonable discretion.

(b) Without Cause. This Agreement may be terminated by the Company without Cause at any time, such termination to be effective thirty (30) days after Brownlie’s receipt of written notice from the Company. Should the Company terminate the Agreement without cause, one year’s Base Fee shall be paid in full.

(c) Death or Disability. This Agreement shall terminate upon the death or disability of Brownlie. For purposes of this subsection (c), “disability” shall mean the inability of
Brownlie effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(d) Resignation. Brownlie shall have the right to terminate this Agreement upon not less than sixty (60) days prior written notice of termination.

(e) Material Breach. This Agreement may be terminated by Brownlie for a material breach by the Company of any of the terms of this Agreement, upon thirty (30) days’ written notice specifying the breach, and failure of the Company to either (i) cure or diligently commence to cure the breach within the 30-day notice period, or (ii) dispute in good faith the existence of the material breach.

(f) Change of Control. The Agreement can be terminated Upon a Change of Control as defined in the November 13, 2007 Agreement Regarding Change In Control (“Change In Control Agreement”) entered into by and between the Company and Brownlie. The Change In Control Agreement, is hereby amended as follows and, as amended, remains in effect: Sections 2.1 and 6 thereof are amended to exclude the Company’s termination of Brownlie due to Brownlie’s death as a basis for Brownlie’s entitlement to Change In Control Benefits . All references to Brownlie’s salary are changed to Brownlie’s Annual Fee.

(g) Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Brownlie’s services with the Company, as a result of such termination, Brownlie would receive any payment that, absent the application of this Section 7(g)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then such payment shall be payable on the date that is the earliest of (A) six (6) months after Brownlie’s termination date, (B) Brownlie’s death or (C) such other date as will not result in such payment being subject to such interest and additional tax.

(ii) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Brownlie the economic benefits described herein in a manner that does not result in such tax being imposed.

8. Effect of Termination.

(a) In the event that this Agreement is terminated for "cause" pursuant to subsection 7(a), the Company shall pay Brownlie, at the time of such termination, only the fees and any reasonable and necessary business expenses incurred by him in connection with his services (less any applicable withholdings and deductions), all due and payable to him through the date of the termination of this Agreement.

(b) In the event that this Agreement is terminated without cause pursuant to subsection 7(b), the Company shall pay Brownlie a cash termination payment equal to Brownlie’s Annual Fee in effect upon the date of termination, payable in equal monthly installments beginning in the month following Brownlie’s termination. Such termination payments shall cease immediately in the event that Brownlie violates any provision of Sections 9 and/or 10 herein. In addition, the Company shall pay Brownlie any reasonable and necessary business expenses incurred by Brownlie in connection with his duties, all to the date of termination and payable in a lump sum, less any applicable holdings and deductions, as soon as administratively practicable following Brownlie’s termination.

(c) In the event this Agreement is terminated at his election pursuant to subsection 7(d) or due to Brownlie’s death or disability pursuant to subsection 7(c), the Company shall pay to Brownlie, the same amount as provided for in subsection 8(a) above, in the same manner as provided for therein.

(d)  In the event this Agreement is terminated for material breach by Brownlie pursuant to subsection 7(e), the Company shall pay to Brownlie termination payments in an amount equal to three (3) months’ of Brownlie’s Annual Fee plus an amount equal to one (1) month of the Annual Fee for each full year of Brownlie’s engagement after Brownlie’s first year of providing services to the Company, less applicable holdings and deductions, after the date such notice is given. Such termination payments shall be paid in equal monthly installments to Brownlie beginning in the month following Brownlie’s termination. Such termination payments shall be paid so long as Brownlie is not in breach of any term of this Agreement, including, without limitation, Sections 9 and 10 hereof. In addition, the Company shall pay to Brownlie all accrued fees and any reasonable and necessary business expenses incurred by Brownlie in connection with his duties, all to the date of termination and payable in a lump sum, less applicable holdings and deductions, as soon as administratively practicable following Brownlie’s termination.

(e) In the event of a Termination Upon a Change of Control as defined in the Change In Control Agreement, the Company’s obligation to Brownlie shall be as set forth in the Change In Control Agreement.

9. Confidentiality.

(a) The term “Confidential Information” shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) the Company or its Affiliates, (2) its or their suppliers, or (3) any third party which the Company or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for the Company’s benefit whether or not developed, in whole or in part by Brownlie. For purposes of this Agreement, “Confidential Information” shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; marketing or business development plans, strategies, analysis, concepts or ideas; contracts; general financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, licenses, and costs; pricing; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company’s business. All such Confidential Information is extremely valuable and is intended to be kept secret to the Company; is the sole and exclusive property of the Company or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by the Company (other than by the act or omission of Brownlie), information disclosed to Brownlie by a third party under no duty of confidentiality to the Company or its Affiliates, or information required by law or court order to be disclosed by Brownlie.

(b) Brownlie shall not, without the Company’s prior written approval, use, disclose, or reveal to any person or entity any of the Company’s Confidential Information, except as required in the ordinary course of performing duties hereunder. Brownlie shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company or any of its Affiliates.

(c) In the event that Brownlie’s engagement with the Company is terminated for any reason whatsoever, he shall return to the Company, promptly upon the Company’s written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his engagement, without retaining copies thereof.

10. Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement. Without the prior written approval of the Chief Executive Officer or the President of the Company, Brownlie shall not, directly or indirectly, during his engagement and until the end of one hundred eighty (180) days after termination of engagement (however such termination occurs, including, without limitation, termination pursuant to Section 7(a), 7(b), 7(c), 7(d) or 7(g)):

(a) Engage in a “Competing Business’’ in the “Territory”, as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Brownlie holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. “Competing Business” shall mean any business that mines or produces minerals which is competitive with the business of the Company or any of its Affiliates (defined below), as conducted or under development at any time during the term of engagement. “Affiliates” shall mean any entity controlled by or under common control with the Company or any joint venture, partnership or other similar entity to which the Company is a party. “Territory” shall mean anywhere in the state of Sonora, Mexico. The provisions of this Section 10 will not restrict Brownlie from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

(b) Acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which the Company or any of its Affiliates at the time of termination as a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which the Company or any of its affiliates has a beneficial interest or that it is seeking to acquire;

(c) Conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometers from any point on the outer perimeter of any mineral property in which the Company or any of its affiliates then has a beneficial interest or is actively seeking to acquire;

(d) (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during the period in which Brownlie was a consultant of the Company, any suppliers, independent contractors, vendors, or other business associates of the Company or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(e) (i) Solicit, offer engagement to, otherwise attempt to hire, or assist in the hiring of any employee or officer of the Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her engagement with the Company or any of its Affiliates; or (iii) in any way interfere with the relationship between the Company or any of its Affiliates and their employees; or

(f) Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its Affiliates or otherwise interfere with the business of the Company or any of its Affiliates.

11. Acknowledgments. Brownlie acknowledges that the covenants contained in Sections 9 and 10, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company. Brownlie acknowledges that the covenants contained in Sections 9 and 10 are designed, intended, and necessary to protect, and are reasonably related to the protection of, the Company’s trade secrets, to which he will be exposed and with which he will be entrusted. Specifically, without limitation, Brownlie is entrusted with trade secrets regarding: the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures. Brownlie understands that any breach of Sections 9 or 10 will also constitute a misappropriation of the Company’s proprietary rights, and may constitute a theft of the Company’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Brownlie by the Company, and possibly others.

12. Forfeiture of Profits Related to Option Exercises. If Brownlie breaches Section 9 or 10 of this Agreement, the Company shall have the right to repurchase any or all shares of common stock of the Company purchased by the Brownlie upon the exercise of options within the twelve (12)-month period immediately preceding the breach at the exercise price of the option, or if the Brownlie no longer holds such shares of common stock purchased on exercise of options, the Brownlie shall pay to the Company an amount equal to the gross profits that Brownlie received on the sale of such shares calculated as the aggregate sale price of such shares of common stock less the exercise price. Nothing contained in this Section 12 shall be construed as prohibiting the Company from pursuing any other remedies available to it in the event of the breach of Sections 9 or 10, including the equitable remedies set forth in Section 14.

13. Non-Exclusivity of Rights. Amounts that are vested benefits or that Brownlie is otherwise entitled to receive under any plan, policy or program of, or contract or agreement with the Company at or subsequent to termination of engagement (however such termination occurs, including, without limitation, termination pursuant to Section 7(a), 7(b), 7(c), 7(d) or 7(g)) shall be payable in accordance with such plan, policy or program of, or any contract or agreement except as explicitly modified by this Agreement.

14. Equitable Remedies. The services to be rendered by Brownlie and the Confidential Information entrusted to Brownlie as a result of his engagement by the Company are of a unique and special character, and any breach of Sections 9 or 10 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. the Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 9 or 10. Brownlie acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Brownlie and in addition may recover monetary damages. In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond. Brownlie further acknowledges that his duties under this Agreement shall survive termination of his engagement, whether the termination is voluntary or involuntary, rightful or wrongful, and shall continue until the Company consents in writing to the release of Brownlie’s obligations under this Agreement. The parties further agree that the provisions of Sections 9 and 10 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Brownlie against the Company.

15. Attorney’s Fees. In the event Brownlie breaches, or threatens to breach, any provision of this Agreement, Brownlie acknowledges that he shall be solely and fully responsible for all fees and costs, including without limitation, all attorney’s fees and costs, incurred by the Company in enforcing this Agreement if the Company is the prevailing party in any litigation.

16. Entire Agreement; Amendments. This Agreement (including all exhibits and the Change In Control Agreement) constitute the entire understanding between the parties with respect to the subject matter herein and therein, and they supersede any prior or contemporaneous understandings or agreements. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by each of the parties.

17.  Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. References to Sections are to Sections of this Agreement.

18. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

19. Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between Brownlie and the Company. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the parties that in the event any provision is held illegal, invalid, or unenforceable, that such provision be limited and construed so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Brownlie against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

20. Survival. The provisions of Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 19, 20, 21, 22, 23, 24 and 25 shall survive the termination of this Agreement.

21. Notices. All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:

(i)	If to the Company, to:
Capital Gold Corporation
76 Beaver Street, 14th Floor
New York, NY 10005
Tel. No.: (212) 344-5158
Fax No..: (212) 344-4537
Attention: President

(ii)	If to Brownlie, to:
John Brownlie
6040 Puma ridge
Littleton, CO 80124
Tel. No.: (303) 379-8063
Fax No.: (303) 379-8063

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

22. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such party’s rights hereunder.

23. Assignment. Other than as provided below, neither party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other party, and such purported assignment or delegation shall be void; provided that the Company may assign the Agreement to any entity that purchases the stock or assets of, or merges with, the Company or any Affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties and does not confer any rights on any other persons or entities.

24. Governing Law. This Agreement shall be construed and enforced in accordance with New York law except for any New York conflict-of-law principle that might require the application of the laws of another jurisdiction.

25. Submission to Jurisdiction: Service: Waivers. With respect to any claim arising out of this Agreement, each party hereto (a) irrevocably submits, for itself and its property, to the jurisdiction of the state court located in the City and County of New York, New York, the federal court located in New York, New York, and appellate courts therefrom, (b) agrees that the venue for any suit, action or proceeding arising out of or relating to this Agreement shall be exclusive to and limited to such courts, and (c) irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court that such court does not have jurisdiction over it. Each party irrevocably consents to the service of process in any suit, action or proceeding in any of the aforesaid courts by the mailing of copies of process to the other party or parties hereto, by certified or registered mail at the address specified in Section 21.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto  effective as of the date first above written.

CAPITAL GOLD CORPORATION

By:	s/ Gifford Dieterle
Gifford Dieterle, President

s/John Brownlie
John Brownlie